PRICING AGREEMENT

     June 9, 2010

Citigroup Inc.
399 Park Avenue
New York, New York 10043

Attention:     Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to remarket US$1,875,000,000 aggregate principal amount of its debt securities (the “Securities”).  Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., RBS Securities Inc., UBS Securities LLC, Aladdin Capital LLC, Barclays Capital Inc., Cabrera Capital Markets, LLC, CastleOak Securities, L.P., KeyBanc Capital Markets Inc., Lloyds TSB Bank plc, MFR Securities Inc., M.R. Beal & Company, RBC Capital Markets Corporation, TD Securities (USA) LLC, and UniCredit Capital Markets, Inc., as remarketing agents (the “Remarketing Agents”), offer to remarket, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 101.4895% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.  The Remarketing Settlement Date shall be June 15, 2010, at 9:30 a.m. (Eastern Time).  The closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP located at One Liberty Plaza, New York, New York 10006.

The Securities shall have the following terms:

Title:	6.000% Notes Due 2013

Maturity:	December 13, 2013

Interest Rate:	6.000% per annum

Interest Payment Dates:	Semi-annually on the 15th day of each June and December and at maturity, commencing December 15, 2010

Initial Price to Public:	101.7895% of the principal amount thereof, plus accrued interest, if any, from June 15, 2010

Redemption Provisions:	The Securities are not redeemable by the Company prior to Maturity, except upon the occurrence of a Tax Event, as set forth in the Prospectus dated June 9, 2010

1

Record Date:	The Business Day next preceding each Interest Payment Date

Additional Terms:

All the provisions contained in the document entitled “Citigroup Inc.— 6.455% Junior Subordinated Deferrable Interest Debentures due September 15, 2041 — Remarketing Agreement” and dated as of April 27, 2010 (the “Remarketing Agreement”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Pricing Agreement to the same extent as if the Remarketing Agreement had been set forth in full herein.  Terms defined in the Remarketing Agreement are used herein as therein defined.  The term "Execution Time" means 5:18 p.m. on June 9, 2010, and the "Remarketing Agents Fee" equals $3.00 per $1,000 principal amount of the Security, $5,625,000.00 total fee.

We, on behalf of the Remarketing Agents named herein, hereby request that the Company apply for the listing of the Securities on the regulated market of the Luxembourg Stock Exchange, as contemplated by Section 4(h) of the Remarketing Agreement.

Michael J. Tarpley, Esq., Associate General Counsel-Capital Markets of the Company, is counsel to the Company.  Sullivan & Cromwell LLP has acted as special tax counsel to the Company in connection with matters related to the remarketing of the Securities.  Cleary Gottlieb Steen & Hamilton LLP is counsel to the Remarketing Agents.

Please accept this offer no later than 9:00 p.m. (Eastern Time) on June 9, 2010 by signing a copy of this Pricing Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

2

“We hereby accept your offer, set forth in the Pricing Agreement, dated June 9, 2010, to remarket the Securities on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.,
on behalf of the Remarketing Agents named herein

By:	/s/ Jack D. McSpadden, Jr.
Name: Jack D. McSpadden, Jr.
Title: Managing Director

ACCEPTED:

CITIGROUP INC.

By:	/s/ Charles E. Wainhouse
Name: Charles E. Wainhouse
Title: Assistant Treasurer

THE BANK OF NEW YORK MELLON,
not in its individual capacity but solely as
Stock Purchase Contract Agent

By:	/s/ Timothy W. Casey
Name: Timothy W. Casey
Title: Senior Associate

ANNEX A

Name of Remarketing Agent	Principal Amount of Securities

Citigroup Global Markets Inc.	$1,603,125,000
Deutsche Bank Securities Inc.	$42,187,500
Goldman, Sachs & Co.	$42,187,500
RBS Securities Inc.	$42,187,500
UBS Securities LLC	$42,187,500
Aladdin Capital LLC	$9,375,000
Barclays Capital Inc.	$9,375,000
Cabrera Capital Markets, LLC	$9,375,000
CastleOak Securities, L.P.	$9,375,000
KeyBanc Capital Markets Inc.	$9,375,000
Lloyds TSB Bank plc	$9,375,000
MFR Securities Inc.	$9,375,000
M.R. Beal & Company	$9,375,000
RBC Capital Markets Corporation	$9,375,000
TD Securities (USA) LLC	$9,375,000
UniCredit Capital Markets, Inc.	$9,375,000

Total	$1,875,000,000

ANNEX B

FINAL TERM SHEET